Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Record revenues of $326.3 million up 43 percent over Q2 2016 and 11 percent sequentially over

Q1 2017

Operating income up 21 percent and Adjusted EBITDA up 10 percent year-on-year

GAAP EPS of $1.06; Adjusted non-GAAP EPS of $1.16

Strategy delivering new technologies to underpin further organic growth

Englewood, CO – August 8, 2017 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2017.

Total net sales for the quarter were $326.3 million, up 43 percent from the $228.0 million reported in the corresponding quarter last year. Net income was $26.1 million, or $1.06 per diluted share, compared to $28.9 million, or $1.18 per diluted share, recorded a year ago. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and acquisition fair value adjustments) for the quarter was $48.9 million, a 10 percent increase from $44.3 million in 2016’s second quarter.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.16 per diluted share, compared to $1.03 per diluted share a year ago, a 13 percent increase. Innospec closed the quarter in a net debt position of $206.1 million. As expected cash generation was positive with an operating cash inflow of $9.0 million, before capital expenditures of $6.4 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2017			Quarter ended June 30, 2016
(in millions, except share and per share data)	Income before income taxes	Net Income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$34.8	$26.1	$1.06	$36.4	$28.9	$1.18

Amortization of acquired intangible assets	5.0	3.2	0.13	4.3	3.4	0.14
Foreign currency exchange gains	(2.1)	(1.6)	(0.07)	(8.5)	(6.8)	(0.28)
Loss on disposal of subsidiary	1.0	1.0	0.04	—	—	—
Adjustment to fair value of contingent consideration	—	—	—	(2.4)	(1.5)	(0.06)
Acquisition related costs	—	—	—	1.0	1.0	0.04
Adjustment of income tax provisions	—	—	—	0.4	0.4	0.01

	3.9	2.6	0.10	(5.2)	(3.5)	(0.15)

Adjusted non-GAAP amounts	$38.7	$28.7	$1.16	$31.2	$25.4	$1.03

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“Overall, this has been another good quarter. We have once again showed the value of our well balanced portfolio in generating reliable returns for our shareholders across all our businesses.”

“The performance of Fuel Specialties has continued its steady progress. Our improved new technologies have resulted in some customer reformulations, which have created a slight improvement in margins, but have impacted sales revenues. All regions have contributed well, and I am pleased that our business in the Americas has sustained its recent improvement.”

“Performance Chemicals had a mixed quarter. Sales growth is ahead of target, but our margins were impacted by some one-off events including a plant outage, raw material purchasing and pricing issues. We achieved our target of a further 10 cents of EPS from the acquired business, and the prospects for Performance Chemicals remain very much aligned with our expectations.”

“Market conditions in Oilfield Services have continued to improve, and our business performance has been excellent. Sales showed a strong improvement both on the comparative quarter, and sequentially. We have been careful to control the rapid expansion of this business, and I am happy to note that the business returned to cash generation as expected.”

“In Octane Additives, we delivered the final portion of the order received in Q1, and the first half of a new order for $20 million of sales received during this quarter. While we expect to deliver the balance of this order in Q3, we have no further visibility beyond that.”

Net sales in Fuel Specialties were $121.3 million for the quarter, a 6 percent decrease from $129.3 million last year. While the underlying business remains in good shape, volumes in the quarter were impacted by customer reformulation to our new technologies and phasing of demand in aviation. Overall there was a volume reduction of 14 percent and a negative currency impact of 2 percent. This was somewhat offset by a favorable price/mix improvement of 10 percent. By region, revenues were down by 5 percent in EMEA and by 4 percent in Asia Pacific but remained flat in the Americas. The aviation business experienced a softer quarter, due to the phasing of orders. Gross margins of 37.3 percent were up slightly on the first quarter of 2017, but improved by 3.5 percentage points from last year as a result of a stronger sales mix. Operating income for the quarter was $23.8 million down 2 percent from $24.2 million a year ago. Operating income for the first half of 2017 is 5 percent ahead of the same period last year.

In Performance Chemicals, net sales of $104.9 million were up from $35.3 million a year ago with a significant part of the comparative improvement driven by the acquisition from Huntsman. The heritage business grew by 3 percent compared to last year as volume growth of 8 percent offset an adverse price/mix of 3 percent and currency impact of 2 percent. Sales increased by 11 percent on the first quarter of 2017, with good underlying growth in both the heritage and acquired businesses. Sequentially gross margins were down slightly at 16.6 percent impacted by some one-off events including an unplanned plant outage, some raw material purchasing and pricing issues. Operating income was up by 38 percent from last year at $6.5 million, and increased 8 percent on the sequential quarter.

In Oilfield Services, sales of $76.1 million were up 64 percent on the second quarter of 2016, driven by continued improvement in customer activity, especially in completion. Overall volumes increased by 62 percent and there was a favorable price/mix impact of 2 percent. Revenues were also up 14 percent sequentially over the first quarter of 2017. Gross margins were down 4.7 percentage points on the comparative quarter but remained steady from Q1 2017 at 38.1 percent. The business made an operating profit of $3.7 million during the quarter, compared to a loss of $1.6 million in the same quarter last year.

In Octane Additives, net sales for the quarter were $24.0 million compared to $16.9 million a year ago. Gross margin was 56.3 percent, and operating income of $12.8 million compared to $9.6 million in last year’s second quarter.

Corporate costs for the quarter were $12.1 million, similar to the $12.4 million recorded a year ago, and within the expected range. The effective tax rate for the quarter was 25.0 percent, and the tax rate for the full year is expected to be similar.

Net cash generated from operations was $9.0 million, compared to the $50.4 million a year ago. Strong cash generation in the quarter led by Fuel Specialties was somewhat offset by the continued investment in the growth of Performance Chemicals. As of June 30, 2017, Innospec had $48.8 million in cash and cash equivalents, and total debt of $254.9 million. In the second quarter, the Company distributed $9.2 million to shareholders for the semi-annual dividend.

Mr. Williams concluded,

“The underlying performance of all our businesses was very positive in the quarter, while some one-off events prevented us delivering even better results. The benefit of the balance within our portfolio continues to be apparent, even though some of our markets remain challenging.”

“Oilfield Services continued its recent trends, and showed marked improvements, not only compared to prior year, but also sequentially. We believe that prospects in this business look good for the rest of this year. Fuel Specialties continued to generate good earnings and cash. Margins in this business remain at the high end of our range. Performance Chemicals has performed well, with sales ahead of expectations and we feel very positive about our on-going prospects for this business.”

“While we returned to positive cash generation in the quarter, further investment in working capital to support our growth has been necessary. We expect our cash conversion to improve in the second half of the year. However, our balance sheet remains very strong, and our net debt represents leverage of approximately 1.4 times adjusted EBITDA. We believe that this puts us in a good position to focus on organic growth and look at other acquisition opportunities at the appropriate time.”

“The execution of our strategy is on track, and we feel positive about meeting our full year expectations. We are confident that our R&D pipeline is delivering exciting new technologies that are meeting our customers needs. We anticipate that these new products will help us underpin growth in the longer-term and that with our balanced capital management program this will allow us to continue to create shareholder value.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange gains, loss on disposal of subsidiary, adjustment to fair value of contingent consideration, acquisition related costs and adjustment of income tax provisions. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Net sales	$326.3	$228.0	$620.6	$440.1
Cost of goods sold	(221.2)	(142.5)	(424.6)	(278.4)

Gross profit	105.1	85.5	196.0	161.7
Operating expenses:
Selling, general and administrative	(60.9)	(53.1)	(116.2)	(97.0)
Research and development	(8.5)	(6.2)	(15.9)	(13.1)
Adjustment to fair value of contingent consideration	—	2.4	—	4.0
Loss on disposal of subsidiary	(1.0)	—	(1.0)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—

Total operating expenses	(70.4)	(56.9)	(134.9)	(107.5)

Operating income	34.7	28.6	61.1	54.2
Other net income	2.1	8.5	1.1	8.2
Interest expense, net	(2.0)	(0.7)	(4.2)	(1.5)

Income before income taxes	34.8	36.4	58.0	60.9
Income taxes	(8.7)	(7.5)	(14.7)	(13.1)

Net income	$26.1	$28.9	$43.3	$47.8

Earnings per share:
Basic	$1.08	$1.21	$1.80	$1.99
Diluted	$1.06	$1.18	$1.76	$1.95
Weighted average shares outstanding (in thousands):
Basic	24,133	23,973	24,110	23,996
Diluted	24,555	24,443	24,558	24,462

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30

(in millions)	2017	2016	2017	2016
Net sales:
Fuel Specialties	$121.3	$129.3	$247.7	$252.7
Performance Chemicals	104.9	35.3	199.4	70.0
Oilfield Services	76.1	46.5	142.6	82.7
Octane Additives	24.0	16.9	30.9	34.7

	326.3	228.0	620.6	440.1

Gross profit:
Fuel Specialties	45.2	43.7	91.3	85.7
Performance Chemicals	17.4	11.3	34.1	22.1
Oilfield Services	29.0	19.9	54.4	31.5
Octane Additives	13.5	10.6	16.2	22.4

	105.1	85.5	196.0	161.7

Operating income/(loss):
Fuel Specialties	23.8	24.2	50.6	48.1
Performance Chemicals	6.5	4.7	12.5	9.1
Oilfield Services	3.7	(1.6)	6.7	(7.1)
Octane Additives	12.8	9.6	14.8	20.6
Pension credit	1.0	1.7	2.1	3.5
Corporate costs	(12.1)	(12.4)	(22.8)	(22.6)

	35.7	26.2	63.9	51.6
Adjustment to fair value of contingent consideration	—	2.4	—	4.0
Loss on disposal of subsidiary	(1.0)	—	(1.0)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—

Total operating income	$34.7	$28.6	$61.1	$54.2

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30

(in millions)	2017	2016	2017	2016
Net income	$26.1	$28.9	$43.3	$47.8
Interest expense, net	2.0	0.7	4.2	1.5
Income taxes	8.7	7.5	14.7	13.1
Depreciation and amortization:
Fuel Specialties	1.2	1.3	2.4	2.4
Performance Chemicals	4.1	1.6	8.2	3.1
Oilfield Services	4.6	4.5	9.2	8.9
Octane Additives	0.2	0.2	0.4	0.3
Corporate costs	2.0	2.0	4.0	4.0
Adjustment to fair value of contingent consideration	—	(2.4)	—	(4.0)
Fair value acquisition accounting	—	—	1.7	—

Adjusted EBITDA	48.9	44.3	88.1	77.1

Adjusted EBITDA:
Fuel Specialties	25.0	25.5	53.0	50.5
Performance Chemicals	10.6	6.3	22.4	12.2
Oilfield Services	8.3	2.9	15.9	1.8
Octane Additives	13.0	9.8	15.2	20.9
Pension credit	1.0	1.7	2.1	3.5
Corporate costs	(10.1)	(10.4)	(18.8)	(18.6)

	47.8	35.8	89.8	70.3
Loss on disposal of subsidiary	(1.0)	—	(1.0)	(1.4)
Foreign exchange loss on liquidation of subsidiary	—	—	(1.8)	—
Other net income	2.1	8.5	1.1	8.2

Adjusted EBITDA	$48.9	$44.3	$88.1	$77.1

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation and amortization. In addition, it also includes the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$48.8	$101.9
Trade and other accounts receivable	241.6	154.4
Inventories	217.6	173.8
Prepaid expenses	5.0	6.2
Prepaid income taxes	6.9	4.8

Total current assets	519.9	441.1
Net property, plant and equipment	186.9	157.4
Goodwill	335.5	374.8
Other intangible assets	164.1	144.4
Deferred tax assets	15.5	14.9
Pension asset	52.6	48.0
Other non-current assets	2.4	0.8

Total assets	$1,276.9	$1,181.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$108.0	$59.6
Accrued liabilities	91.4	94.3
Current portion of long-term debt	10.3	10.3
Current portion of finance leases	2.4	1.6
Current portion of plant closure provisions	6.1	6.7
Current portion of accrued income taxes	9.0	9.4
Current portion of acquisition-related contingent consideration	1.1	1.1
Current portion of deferred income	0.1	0.1

Total current liabilities	228.4	183.1
Long-term debt, net of current portion	238.8	258.5
Finance leases, net of current portion	3.4	2.9
Plant closure provisions, net of current portion	35.6	32.8
Unrecognized tax benefits	2.3	2.3
Deferred tax liabilities	47.3	32.3
Pension liabilities	15.7	14.2
Deferred income, net of current portion	0.5	0.5
Other non-current liabilities	0.5	1.0
Equity	704.4	653.8

Total liabilities and equity	$1,276.9	$1,181.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2017	2016
Cash Flows from Operating Activities
Net income	$43.3	$47.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24.5	18.9
Adjustment to fair value of contingent consideration	—	(4.0)
Deferred taxes	3.5	1.1
Changes in working capital	(80.4)	(6.6)
Accrued income taxes	(4.3)	1.6
Movement on plant closure provisions	2.0	0.9
Loss on disposal of subsidiary	1.0	1.4
Foreign exchange loss on liquidation of subsidiary	1.8	—
Cash contributions to defined benefit pension plans	(0.5)	(0.6)
Non-cash movements on defined benefit pension plans	(1.8)	(3.2)
Stock option compensation	2.2	1.9
Movements on unrecognized tax benefits	—	(0.4)
Movements on other non-current assets and liabilities	(2.2)	(1.7)

Net cash (used in)/provided by operating activities	(10.9)	57.1
Cash Flows from Investing Activities
Capital expenditures	(13.1)	(7.5)
Business combinations, net of cash acquired	—	1.8
Sale of short-term investments	—	4.7

Net cash used in investing activities	(13.1)	(1.0)
Cash Flows from Financing Activities
Net (repayment)/receipt of revolving credit facility	(20.0)	21.0
Repayment of finance leases	(1.1)	(0.4)
Payment for acquisition-related contingent consideration	—	(44.0)
Dividend paid	(9.2)	(8.1)
Issue of treasury stock	1.0	0.3
Repurchase of common stock	(1.0)	(8.2)

Net cash used in financing activities	(30.3)	(39.4)
Effect of foreign currency exchange rate changes on cash	1.2	(0.4)

Net change in cash and cash equivalents	(53.1)	16.3
Cash and cash equivalents at beginning of period	101.9	136.9

Cash and cash equivalents at end of period	$48.8	$153.2

Amortization of deferred finance costs of $0.3 million (2016—$0.2 million) are included in depreciation and amortization in the consolidated statements of cash flows and in interest expense, net in the consolidated statements of income.